Exhibit 99.1

BurgerFi Reports Second Quarter 2022 Results

Revenue Grows 285% to $45.3 million in Second Quarter

Conference Call today, August 11, at 8:30 a.m. ET

FORT LAUDERDALE, FL – August 11, 2022 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), today reported financial results for the second quarter ended June 30, 2022.

Highlights for the Second Quarter 2022
•Total revenue increased to $45.3 million in the second quarter 2022 compared to $11.8 million in the prior year
◦Systemwide sales for Anthony’s increased 2% to $31.8 million in the second quarter compared to prior year
◦Systemwide sales for BurgerFi decreased 4% to $42.4 million in the second quarter compared to prior year
◦Systemwide same-store sales growth of 3% at Anthony’s in the second quarter of 2022 compared to the prior year quarter
◦Systemwide same-store sales decrease of 11% at BurgerFi in the second quarter of 2022 compared to the prior year quarter
◦Opened eight new restaurants year to date
•Net loss of $60.4 million or $(2.72) per diluted share in the second quarter 2022 compared to net income $9.0 million or $(0.19) per diluted share compared to prior year quarter.
•Adjusted EBITDA(1) of $2.6 million in the second quarter 2022 compared to $0.3 million in the prior year quarter.

Management Commentary

Ophir Sternberg, Executive Chairman of BurgerFi, stated, “We are pleased to report yet another quarter of profitable growth, as we grew our total revenues by nearly 285% and achieved nearly nine times growth in adjusted EBITDA when compared to the second quarter of 2021 driven by the acquisition of Anthony’s Coal Fired Pizza & Wings and expansion of the BurgerFi brand. I believe we are still in the early stages of a long-term growth story. I am confident in our management team and their ability to execute on our business initiatives and remain enthusiastic about the opportunities I see for both brands.”

Ian Baines, Chief Executive Officer of BurgerFi, added, “Our team continues to show progress on key strategic initiatives with laser focus on improving sales, increasing margins, and driving further profitability and growth. In the second quarter, similar to the rest of the industry, we were not immune to the inflationary pressures in food and labor and as a result our restaurant operating margins remained challenged. Going forward, we plan to continue making measurable improvements at BurgerFi and Anthony’s. At BurgerFi we are working on strengthening our labor model and have seen an improved turnover and higher satisfaction scores. At Anthony’s we have leaned in on our digital marketing efforts to raise brand awareness in our newer markets such as the Northeast region where brand awareness is not yet as powerful as in our home market of Florida. Additionally, we are encouraged by our procurement and supply chain efforts which are aimed to improve our commodity costs and the launch of our new opportunity with Gopuff for 30 locations this year. As a result of these initiatives, we remain confident in the recovery of our margin profile and our ability to achieve $12-14 million in Adjusted EBITDA for 2022. In addition, we remain on track to achieve our expected $2 million of our planned $2.5 million in cost saving synergies in 2022 resulting from the Anthony’s acquisition during 2022. ”

Exhibit 99.1
2nd Quarter 2022 Key Metrics1 Summary

	Consolidated
(in thousands except for percentage data)	Three Months Ended June 30, 2022*	Three Months Ended June 30, 2021**	Six Months Ended June 30, 2022*	Six Months Ended June 30, 2021**
Systemwide Restaurant Sales	$74,277	$44,194	$147,373	$84,013
Systemwide Restaurant Sales Growth	(2)%	63%	2%	39%
Systemwide Restaurant Same Store Sales Growth	(5)%	44%	(1)%	20%
Corporate-Owned Restaurant Sales	$42,058	$8,730	$84,035	$16,873
Corporate-Owned Restaurant Sales Growth	6%	65%	10%	53%
Corporate-Owned Restaurant Same Store Sales Growth	(1)%	39%	4%	24%
Franchise Restaurant Sales	$32,219	$35,464	$63,338	$67,140
Franchise Restaurant Sales Growth	(4)%	63%	—%	36%
Franchise Restaurant Same Store Sales Growth	(11)%	45%	(8)%	20%
Digital Channel % of Systemwide Sales	35%	39%	36%	42%

*Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.
**Includes only BurgerFi

	Three Months Ended June 30, 2022		Three Months Ended June 30, 2021**
(in thousands, except for percentage data)	BurgerFi	Anthony's*	BurgerFi
Systemwide Restaurant Sales	$42,438	$31,840	$44,194
Systemwide Restaurant Sales Growth	(4)%	2%	63%
Systemwide Restaurant Same Store Sales Growth	(11)%	3%	44%
Corporate-Owned Restaurant Sales	$10,219	$31,840	$8,730
Corporate-Owned Restaurant Sales Growth	20%	2%	65%
Corporate-Owned Restaurant Same Store Sales Growth	(14)%	3%	39%
Franchise Restaurant Sales	$32,219	N/A	$35,464
Franchise Restaurant Sales Growth	(4)%	N/A	63%
Franchise Restaurant Same Store Sales Growth	(11)%	N/A	45%
Digital Channel % of Systemwide Sales	33%	36%	39%

*Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.
**Includes only BurgerFi

1.Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

Second Quarter 2022 Financial Results

Total revenue in the second quarter of 2022 increased 285% to $45.3 million compared to $11.8 million in the year-ago quarter, primarily driven by the addition of the Anthony’s business acquired on November 3, 2021 and additional revenue from new restaurants opened during the period. For the BurgerFi brand, same store sales decreased 14% and 11% in corporate-owned and franchised locations. For the Anthony’s brand, same-store sales for the second quarter increased 3% over the prior year period.

Exhibit 99.1

Restaurant-level operating expenses for the second quarter of 2022 were $36.2 million compared to $8.0 million in the second quarter of 2021, the increase driven by the inclusion of a full quarter of Anthony’s operations. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 60 basis points for the second quarter of 2022, compared to the second quarter of 2021, primarily due to higher food, beverage and labor costs offset by significant savings in other operating expenses primarily driven by improved efficiency of the delivery service provider programs.

Net loss in the second quarter was $60.4 million compared to a net income of $9.0 million in the year-ago quarter. This loss is primarily the result of goodwill impairment charges of $55.2 million in relation to BurgerFi and Anthony's coupled with higher depreciation, amortization of intangibles, share-based compensation, interest expense resulting from the acquisition-related debt.

Adjusted EBITDA in the second quarter of 2022 increased 883% to $2.6 million compared to $0.3 million in the second quarter of 2021, driven by the acquisition of Anthony’s and BurgerFi’s organic revenue growth and pre-opening expenses related to the growth and development of corporate-owned restaurants. See the definition of Adjusted EBITDA, a non-GAAP financial measure, and the reconciliation to the most comparable GAAP measure below.

Restaurant Development

As of June 30, 2022, there were 183 total BurgerFi and Anthony’s restaurants of which 122 were BurgerFi (25 corporate-owned and 97 franchised) and 61 were corporate-owned Anthony’s. During the second quarter 2022, there were two franchised BurgerFi’s opened, four franchise closures, and two corporate stores were transferred to franchisees.

As announced in July, BurgerFi products will become available for delivery from up to 30 Gopuff Fresh Food Halls across the country this year– to include existing and new markets. This development opportunity will require no capital on behalf of the Company and is incremental to the Companies previously announced unit growth plans.

2022 Outlook

The Company acknowledges the challenges many in the industry are facing related to sales trends, labor and food cost pressures, along with elevated economic uncertainty from a consumer perspective. With that, management is reiterating adjusted EBITDA expectations for the full year 2022 and updating its expectations regarding annual revenue, same store sales, unit growth and capital expenditures as set forth below assuming the current economic environment does not change materially:

•Annual revenues of $175-$180 million
•Low to Mid-single digit same-store sales growth
•13-17 new BurgerFi brand restaurant openings, most of which will be franchised locations (3 corporate-owned 10-14 franchises) as well as up to 30 BurgerFi Gopuff locations this year
•Adjusted EBITDA of $12-14 million
•Capital expenditures are expected to be approximately $2 million

Conference Call

The Company will hold a conference call today, August 11, 2022, at 8:30 a.m. Eastern time to discuss its second quarter 2022 results.

Date: Thursday, August 11, 2022
Time: 8:30 a.m. Eastern time
Toll-free dial-in number: (877) 300-8521
International dial-in number: (412) 317-6026

Exhibit 99.1
Conference ID: 10168426

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ICR at (646) 277-1224.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide restaurant sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide restaurant same store sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants once the restaurant has been in operation after 14 months. See definition below for same store sales.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants. Corporate-owned restaurant sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-owned restaurant same store sales growth refers to the percentage change in sales at all corporate-owned restaurants once the restaurant has been in operation after 14 months. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants and are not recorded as revenue, however, the royalties based on a percentage of these franchise restaurant sales are recorded as revenue. Franchise restaurant sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise restaurant same store sales growth refers to the percentage change in sales at all franchised restaurants once the restaurant has been in operation after 14 months. These measures highlight the performance of existing franchised restaurants.

“Same Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of same store sales once it has been in operation after 14 months. A restaurant which is temporarily closed (including as a result of the COVID-19 pandemic), is included in the same store sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the same store sales computation. Our calculation of same store sales may not be comparable to others in the industry.

“Digital Channel % of Systemwide Sales” is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital channel as percentages of systemwide sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net (loss) income before goodwill impairment, the gain or loss on change in value of warrant liability, interest expense (which includes non-cash interest on preferred stock and interest accretion on related party notes), income tax (benefit) expense, depreciation and amortization, share-based compensation expense, pre-opening costs, store closure costs, legal settlements, and merger, acquisition and integration costs and PPP loan gain.

Unless otherwise stated, "Systemwide Restaurant Sales", "Systemwide Sales Growth", and "Same Store Sales" are presented on a systemwide basis, which means they include franchise restaurants and company-owned restaurants. Franchise restaurant sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and brand royalty revenues are calculated based on a percentage of franchise sales.

Exhibit 99.1

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is among the nation’s fastest-growing better burger concepts with 122 BurgerFi restaurants (97 franchised and 25 corporate-owned). As of June 30, 2022, BurgerFi is the owner and franchisor of the two following brands with a combined 183 locations.

BurgerFi. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides, and custard shakes and concretes. BurgerFi was named “Best Fast Casual Restaurant” in USA Today’s 10Best 2022 Readers Choice Awards for the second consecutive year, QSR Magazine's Breakout Brand of 2020, Fast Casual's 2021 #1 Brand of the Year and included in Inc. Magazine’s Fastest Growing Private Companies List. In 2021, Consumer Report’s Chain Reaction Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants, and Consumer Reports awarded BurgerFi an “A-Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 61 corporate-owned casual restaurant locations, as of June 30, 2022. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP

Exhibit 99.1
measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, prospects or financial results, BurgerFi remaining on track to deliver on its business targets for the fiscal year, store opening plans, cost synergies from the Anthony’s transaction, expectations regarding adjusted EBITDA in 2022, the continued presence of labor and supply chain pressures and elevated uncertainty from a consumer perspective, continued unit growth and BurgerFi’s enhanced omni-channel customer experience, and anticipated cost savings, , as well as statements set forth under the section entitled “2022 Outlook” above. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to successfully realize the expected benefits of the acquisition of Anthony’s as a result of the impact of COVID-19 or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
rbb Communications
Ailys Toledo
Ailys.Toledo@rbbcommunications.com

Exhibit 99.1
BurgerFi International Inc., and Subsidiaries
Condensed Consolidated Balance Sheets

	Unaudited
(in thousands, except for per share data)	June 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$15,747	$14,889
Accounts receivable, net	1,387	1,689
Inventory	1,352	1,387
Assets held for sale	732	732
Other current assets	2,297	2,526
TOTAL CURRENT ASSETS	21,515	21,223
PROPERTY & EQUIPMENT, net	24,855	29,035
OPERATING RIGHT-OF-USE ASSET, net	52,216	—
GOODWILL	43,021	98,000
INTANGIBLE ASSETS, net	164,478	168,723
OTHER ASSETS	742	738
TOTAL ASSETS	$306,827	$317,719
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade and other	$10,055	$7,841
Accrued expenses	8,179	5,302
Short-term operating lease liability	9,486	—
Short-term borrowings, including finance leases	3,495	3,331
Other current liabilities	7,113	7,856
TOTAL CURRENT LIABILITIES	38,328	24,330
NON-CURRENT LIABILITIES
Long-term borrowings, including finance leases	55,949	56,797
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021, $53 million principal redemption value	49,433	47,525
Long-term operating lease liability	43,742	—
Related party note	8,979	8,724
Deferred income taxes	902	1,353
Other non-current liabilities	2,957	5,715
TOTAL LIABILITIES	200,290	144,444
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value, 100,000,000 shares authorized, 22,253,232 and 21,303,500 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	304,191	296,992
Accumulated deficit	(197,656)	(123,719)
TOTAL STOCKHOLDERS’ EQUITY	106,537	173,275
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$306,827	$317,719

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
REVENUE
Restaurant sales	$42,236	$8,971	$84,592	$17,367
Royalty and other fees	2,611	2,254	4,714	4,277
Royalty - brand development and co-op	451	545	922	1,056
TOTAL REVENUE	45,298	11,770	90,228	22,700
Restaurant level operating expenses:
Food, beverage and paper costs	12,545	2,693	25,352	5,115
Labor and related expenses	12,328	2,402	24,910	4,607
Other operating expenses	7,421	2,114	14,613	3,847
Occupancy and related expenses	3,890	786	7,725	1,561
General and administrative expenses	7,406	3,549	13,432	6,524
Depreciation and amortization expense	4,730	2,171	9,174	4,279
Share-based compensation expense	909	2,595	8,285	3,117
Brand development and co-op advertising expense	1,126	653	1,839	1,374
Goodwill impairment	55,168	—	55,168	—
Store closure costs	52	—	566	—
Pre-opening costs	—	502	474	628
TOTAL OPERATING EXPENSES	105,575	17,465	161,538	31,052
OPERATING LOSS	(60,277)	(5,695)	(71,310)	(8,352)
Interest expense	(2,246)	(33)	(4,318)	(41)
Gain on change in value of warrant liability	1,858	12,619	1,324	7,673
Other income (loss)	(47)	2,127	(80)	2,241
Income (loss) before income taxes	(60,712)	9,018	(74,384)	1,521
Income tax benefit (expense)	335	(27)	447	(740)
Net income (loss)	(60,377)	8,991	(73,937)	781

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net (loss) income	$(60,377)	$8,991	$(73,937)	$781
Goodwill impairment	55,168	—	55,168	—
Gain on change in value of warrant liability	(1,858)	(12,619)	(1,324)	(7,673)
Interest expense	2,246	33	4,318	41
Income tax (benefit) expense	(335)	27	(447)	740
Depreciation and amortization expense	4,730	2,171	9,174	4,279
Share-based compensation expense	909	2,595	8,285	3,117
Pre-opening costs	—	502	474	628
Store closure costs	52	—	566	—
PPP loan gain	—	(2,123)	—	(2,237)
Legal settlements	187	220	312	420
Merger, acquisition and integration costs	1,893	469	2,304	898
Adjusted EBITDA	$2,615	$266	$4,893	$994

Segment Adjusted EBITDA
Brand Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	BurgerFi		Anthony's
(in thousands)	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Net loss	$(21,726)	$(34,686)	$(38,651)	$(39,251)
Goodwill impairment	17,505	17,505	37,663	37,663
Gain on change in value of warrant liability	(1,858)	(1,324)	—	—
Interest expense	992	1,957	1,254	2,361
Income tax (benefit) expense	(341)	(451)	6	4
Depreciation and amortization expense	2,616	5,123	2,114	4,051
Share-based compensation expense	909	8,285	—	—
Pre-opening costs	—	474	—	—
Store closure costs (recoveries)	52	586	—	(20)
Legal settlements	187	312	—	—
Merger, acquisition and integration costs	1,846	2,191	47	113
Adjusted EBITDA	$182	$(28)	$2,433	$4,921

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021		Six Months Ended June 30, 2022		Six Months Ended June 30, 2021
(in thousands)	In dollars		% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$42,236		100.0%	$8,971	100.0%	$84,592	100.0%	$17,367	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	12,545		29.7%	2,693	30.0%	25,352	30.0%	5,115	29.5%
Labor and related expenses	12,328		29.2%	2,402	26.8%	24,910	29.4%	4,607	26.5%
Other operating expenses	7,421		17.6%	2,114	23.6%	14,613	17.3%	3,847	22.2%
Occupancy and related expenses	3,890		9.2%	786	8.8%	7,725	9.1%	1,561	9.0%
Total	36,184	3618400000%	85.7%	7,995	89.1%	72,600	85.8%	15,130	87.1%

BurgerFi Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended June 30, 2022		Three Months Ended June 30, 2021		Six Months Ended June 30, 2022		Six Months Ended June 30, 2021
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$10,396	100.0%	$8,971	100.0%	$20,217	100.0%	$17,367	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	3,412	32.8%	2,693	30.0%	6,442	31.9%	5,115	29.5%
Labor and related expenses	2,902	27.9%	2,402	26.8%	5,651	28.0%	4,607	26.5%
Other operating expenses	2,108	20.3%	2,114	23.6%	4,051	20.0%	3,847	22.2%
Occupancy and related expenses	902	8.7%	786	8.8%	1,865	9.2%	1,561	9.0%
Total	9,324	89.7%	7,995	89.1%	18,009	89.1%	15,130	87.1%

Exhibit 99.1

Anthony’s Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended June 30, 2022		Three Months Ended June 30, 2021		Six Months Ended June 30, 2022		Six Months Ended June 30, 2021
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$31,840	100.0%	$31,292	100.0%	$64,375	100.0%	$59,962	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	9,133	28.7%	9,363	29.9%	18,910	29.4%	17,798	29.7%
Labor and related expenses	9,426	29.6%	9,035	28.9%	19,259	29.9%	17,261	28.8%
Other operating expenses	5,313	16.7%	5,443	17.4%	10,562	16.4%	10,870	18.1%
Occupancy and related expenses	2,988	9.4%	2,634	8.4%	5,860	9.1%	5,226	8.7%
Total	26,860	84.4%	26,475	84.6%	54,591	84.8%	51,155	85.3%

BurgerFi International Inc., and Subsidiaries
Segmented Unit Counts

	Three Months Ended			Six Months Ended
	June 30, 2022			June 30, 2022
	Corporate-owned	Franchised	Total	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's brands	86	97	183	86	97	183

BurgerFi stores, beginning of the period	27	97	124	25	93	118
BurgerFi stores opened	—	2	2	3	5	8
BurgerFi stores transferred/sold	(2)	2	—	(3)	3	—
BurgerFi stores closed	—	(4)	(4)	(1)	(4)	(4)
BurgerFi total stores, end of the period	25	97	122	25	97	122

Anthony's stores, beginning of period	61	—	61	61	—	61
Anthony's total stores, end of the period	61	—	61	61	—	61